    As filed with the Securities and Exchange Commission on April 12, 2001

                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-3

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                          VESTA INSURANCE GROUP, INC.
            (Exact name of registrant as specified in its charter)

           Delaware                           6711                      63-1097283
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)      Classification Code Number)    Identification No.)


                             3760 River Run Drive
                           Birmingham, Alabama 35243
                                (205) 970-7000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

       ----------------------------------------------------------------

         John McCullough, Vice President and Associate General Counsel
                          Vesta Insurance Group, Inc.
                              3760 River Run Drive
                           Birmingham, Alabama 35243
                                 (205) 970-7000
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)


     Approximate date of commencement     As soon as practicable following the
     of proposed sale to the public:      effective date of this Registration
                                          Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

                                                               Proposed
                                               Proposed         maximum
  Title of each class of     Amount to be  maximum offering    aggregate         Amount of
securities to be registered   Registered    price per unit   offering price  Registration fee(1)
Common stock (and associated
 preferred share rights)       750,000          $6.70         $5,025,000          $1,257

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices for Vesta's common stock as reported on the New York Stock Exchange on April 6, 2001.
--------------------------------------------------------------------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

                                     [Logo]



                         750,000 SHARES OF COMMON STOCK

                          VESTA INSURANCE GROUP, INC.

     Vesta Insurance Group, Inc. is offering up to 750,000 shares of our common stock held in the Vesta Agents Stock Incentive Plan Trust for allocation to participants in the Vesta Agents Stock Incentive Plan. This plan allows eligible agencies to purchase our common stock at a discount to market price, without paying any brokerage fees or commissions. To purchase shares under the plan, eligible agencies may apply all or a portion of the annual incentive commissions to which they would otherwise be entitled under Vesta's Incentive Commission Agreement, or they may contribute cash. Up to ten (10) principals and other key employees of an eligible agency may also participate in the plan through cash contributions. We describe this plan in detail elsewhere in this prospectus.

     The purchase price for shares offered under the plan is the average of the high and low sales prices of our common stock on the New York Stock Exchange on each of our quarterly dividend payment dates, less a discount of 10%.

     Shares purchased under the plan will be restricted for a period of one year. During this period you will not be able to sell or transfer your shares or dispose of them in any way.

     Our common stock is listed on the New York Stock Exchange under the symbol "VTA."
                     -------------------------------------

     The shares offered in this prospectus involve a high degree of risk. You should carefully consider the "risk factors" described beginning on page 3 in determining whether to purchase the shares being offered hereby.

                     -------------------------------------

     Neither the U.S. Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     -------------------------------------

            The date of this Prospectus is __________________, 2001

                               TABLE OF CONTENTS


                                                                    Page
                                                                    ----

SUMMARY............................................................   1

VESTA INSURANCE GROUP..............................................   3

RISK FACTORS.......................................................   3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................   6

USE OF PROCEEDS....................................................   6

DESCRIPTION OF THE PLAN............................................   7

PLAN OF DISTRIBUTION...............................................  15

VALIDITY OF SECURITIES.............................................  15

EXPERTS............................................................  15

WHERE YOU CAN FIND MORE INFORMATION................................  16

                                    SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read all of the information in this prospectus along with the other information and financial statements we refer you to in the section "Incorporation of Certain Documents by Reference" appearing at page 6 of this document. References to Vesta Insurance Group include its subsidiaries.


VESTA INSURANCE GROUP

We are a holding company for a group of personal lines insurance companies that offer property/casualty insurance, life insurance and accident and health insurance. Our principal operating subsidiary is Vesta Fire Insurance Corporation.

Our principal executive offices are at 3760 River Run Drive, Birmingham, Alabama 35243, and our telephone number is (205) 970-7000.


THE VESTA AGENTS STOCK INCENTIVE PLAN

Eligibility

      Each year, Vesta will appoint a selection committee to review the productivity of each agency during the preceding calendar year. Based upon this review, the selection committee will declare certain agencies eligible to participate in the plan during the ensuing calendar year. Generally speaking, the selection committee will not consider agencies that produce less than $100,000 in annual written premium.

      Prior to the payment of annual incentive commissions each year, the selection committee will mail an enrollment/purchase form to each insurance agency that is eligible to participate in the plan. If the selection committee declares an agency eligible to participate in the plan, then up to ten (10) of the following potential "plan participants" per eligible agency may purchase shares of our common stock under the plan during the ensuing calendar year:

      .      The agency;

      . the principals, general partners, officers and stockholders of eligible agencies;

      . key employees of eligible agencies designated by the principals of the agencies; and

      .      their individual retirement plans;

Eligible agencies are under no obligation to enroll in the plan or to purchase shares under the plan.

How to Enroll and Make Purchases

      To enroll and make a purchase under the plan, an eligible agency must sign the enrollment/purchase form and indicate how much of its annual incentive commissions it wishes to apply toward the purchase of shares under the plan. An eligible agency may also contribute cash toward the purchase of shares under the plan. If any of the eligible agencies' principals other "non-agency" participants wish to purchase shares under the plan, they may do so only through cash contributions, and they also must sign the enrollment/purchase form.

      The enrollment/purchase form essentially serves as a subscription by the participant to acquire Vesta common stock on the next purchase date under the terms and conditions of the plan. There is a place on the form for each agency to designate the amount to be deducted from its annual incentive commissions (which may be expressed as either a dollar amount or a percentage) and for each agency and other plan participants to designate how much additional cash they are contributing, in each case to be applied towards the purchase of Vesta common stock under the plan on the next purchase date. Each form will state when the next purchase date will occur and will be delivered to eligible agencies in advance of that purchase date.

      Once the enrollment/purchase form is completed and signed by all participants, it must then be returned to Vesta at the address indicated on the form at least 15 days before the scheduled purchase date. If the agency or any of its "non-agency" participants is contributing additional cash, the agency must enclose with the form a check or checks totaling the amount of additional cash contributions indicated on the form.

      Once an agency is enrolled in the plan, we will send another cash purchase form to the participants in advance of each subsequent quarterly purchase date during that calendar year.

      Participants pay no brokerage commissions or other charges on their purchases of shares under the plan.

Terms of Purchase

      Plan participants may purchase shares under the plan four times during the calendar year. These purchase dates will generally coincide with our quarterly dividend payment dates, as determined by our board of directors. These are usually around the fifteenth day of March, June, September and December. The purchase price for shares offered under the plan is the average of the high and low sales prices of our common stock on the New York Stock Exchange on the date of purchase, less a discount of 10%.

      We use a book-entry system for the plan. We establish an account for each participant with First Chicago Trust Company of New York, a division of EquiServe. The shares purchased are credited to participants' individual accounts, and we register participants' shares on our stock records. Each participant receives a written confirmation statement each time shares are purchased. You can request that certificates be issued to you, or you can close your account, by sending a written request to First Chicago Trust Company of New York.

Restrictions on Shares Purchased under the Plan

      Shares purchased under the plan on and after the date of this prospectus will be restricted for a period of one year starting on the day after the date of purchase. During this time, you cannot sell, transfer, pledge, assign or dispose of the shares in any other way. During the restricted period, your shares will be held in your account at First Chicago Trust Company of New York, but you will not be allowed to have share certificates issued to you. At the end of the restricted period, your shares will remain in your account at First Chicago Trust Company of New York until you request that certificates be issued to you or that your account be closed.

      During the restricted period you can vote your shares and you will receive dividends declared and paid on your shares. There is no risk of forfeiture of your shares during the restricted period.

Supplements

      If we change any of the procedures or terms of the plan after the date of this prospectus, we will send you a supplemental document called a "prospectus supplement" that will describe any changed procedures or terms.

                             VESTA INSURANCE GROUP

      Vesta Insurance Group, Inc. is a holding company for a group of personal lines insurance companies that offer property/casualty, life and accident and health insurance. Our principal operating subsidiary is Vesta Fire Insurance Corporation. Our principal executive offices are at 3760 River Run Drive, Birmingham, Alabama 35243, and our telephone number is (205) 970-7000.


                                  RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we may face. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our Common stock could decline, and you may lose all or part of your investment.


BUSINESS RISKS

The Personal Lines Insurance Business is Highly Competitive, and We May Not Be Able to Compete Effectively Against Larger, Better Capitalized Companies

      We compete with dozens of property and casualty insurance companies, many of which are better capitalized than us and have higher A.M. Best ratings than us. We believe that the superior capitalization of many of our competitors enables them to withstand lower profit margins and, therefore, to offer lower rates. We believe that the superior capitalization of many of our competitors enables them to market their products more aggressively and to take advantage more quickly of new marketing opportunities, such as the internet. We also believe that our competition may become increasingly better capitalized in the future as the traditional barriers between insurance companies and banks and other financial institutions erode and as the property and casualty industry continues to consolidate. We believe that our ability to compete against our larger, better capitalized competitors depends on our ability to deliver superior service and our strong relationships with our independent agency force.

If Our Competitors Decided to Target Our Customer Base by Offering Lower Priced Insurance, We May Not Be Able to Respond Competitively

      We price our insurance based on estimated profit margins, and we do not expect to be able to significantly reduce our current estimated profit margins in the near future. Many of our competitors, however, are better capitalized than we are and may be able to withstand significant reductions in their estimated profit margins. If our competitors decided to target our customer base by offering lower priced insurance, we may not be able to respond competitively.

We Depend On Agents Who May Discontinue Sales of Our Policies at Any Time

      Our relationship with our independent agents is perhaps the most important component of our current competitive profile. If these independent agents find it easier to do business with our competitors, it would be difficult to renew our existing business or attract new business in our Personal Lines segment. Because we do business with approximately 1,600 agencies, we can not rely on the independent agents' loyalty to us. Although we believe we enjoy good relationships with our independent agents and are striving to make doing business with us as easy as possible, we cannot be sure that these agents will continue to sell our insurance to the individuals they represent.

If We Cannot Adequately Meet Our Independent Agents' Needs or Keep Pace with Our Competitors' Technological Advances, We May Lose Significant Business

      Because we do business with approximately 1,600 agencies, we must be able to offer these agents innovative solutions to their daily problems and be able to respond to their needs as quickly as possible to develop their loyalty. If our agency force finds it easier to do business with our competitors, we may not be able to retain their business.

If We Cannot Maintain and Improve Our A.M. Best Ratings, We May Not Be Able to Maintain Premium Volume in Our Insurance Operations Sufficient to Attain Our Financial Performance Goals

      Our ability to retain our existing business or to attract new business in our insurance operations depends largely on our rating by A.M. Best Company. Although A.M. Best Company upgraded our rating to "B+" in February, 2000, we believe we must further improve our rating in order to more effectively compete in the highly competitive personal lines insurance market. Although we intend to work towards a higher rating, A.M. Best Company has ultimate discretion over its rating assignments. If we are unable to achieve a higher A.M. Best rating, we may not be able to grow our premium volume sufficient to attain our financial performance goals. If A.M. Best were to downgrade our rating, we could lose significant premium volume.

Our Acquisition Strategy May Require Us to Make Significant Capital Infusions, Be Dilutive to Our Existing Shareholders, and Result in Difficulties in Assimilating and Integrating the Operations, Personnel, Technologies, Products And Information Systems of Acquired Companies

      We have announced a strategy to maximize our returns through strategic investments, including entry into non-standard automobile, life and annuity products and accident and health coverage, and we plan to pursue acquisition opportunities in the future. Acquisitions may require significant capital infusions, typically entail many risks and could result in difficulties in assimilating and integrating the operations, personnel, technologies, products and information systems of the acquired company. We may also encounter unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, or contractual, intellectual property or employment issues. In addition, the key personnel of the acquired company may decide not to work for us. The acquisition of another company or its products and technologies may also require us to enter into a geographic or business market in which we have little or no prior experience. These challenges could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, acquisitions may materially and adversely affect our results of operations because they may require large one-time write-offs, increased debt and contingent liabilities, substantial depreciation or deferred compensation charges or the amortization of expenses related to goodwill and other intangible assets. We may seek to account for acquisitions under the pooling-of-interests accounting method, but that method may not be available. Any of these events could cause the price of our common stock to decline. Furthermore, if we issue equity or convertible debt securities to pay for an acquisition, the issuance may be dilutive to our existing shareholders. In addition, the equity or debt securities that we may issue could have rights, preferences or privileges senior to those of the holders of our Common Stock.

      We cannot assure you that we will be able to consummate any of our acquisitions or that we will realize the benefits anticipated from these acquisitions. In the future, we may not be able to find other suitable acquisition opportunities. Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisitions on commercially acceptable terms. Moreover, due to our limited acquisition experience, it may be difficult for us to successfully integrate any acquired businesses, products, technologies or personnel, which could materially and adversely affect our business, financial condition and results of operations.


FINANCIAL RISKS

We Are Currently Defending Class Action Litigation Seeking Unspecified but Potentially Significant Damages

      As discussed in our public filings, we are currently defending a class action lawsuit alleging, among other things, violations of the federal securities laws. As of December 31, 2000, this class action was still in its preliminary stages. However, the damages or settlement costs incurred by us in disposition of this proceeding could be substantial. Although we have procured a multi-tiered package of directors and officers liability insurance to cover such damages or settlement costs, the issuer of the primary $25 million policy, the Cincinnati Insurance Company, has attempted to rescind its policy. We cannot guarantee that insurance coverage will ultimately be available for any damages or settlements costs incurred. If the damages or settlement costs incurred in connection with this class action are ultimately determined to not be covered by our directors' and officers' insurance policies for any reason, we may incur a significant loss during the period in which such determination is made.

We Face a Risk of Non-Collection of Reinsurance Recoverables Involving Substantial Amounts

  Although we reinsure a significant portion of potential losses on the policies which we issue, we initially pay all claims and seek to recover the reinsured losses from our reinsurers. Although we report as assets the amount of claims paid which we expect to recover from reinsurers, we can never be certain that we will be able to collect those amounts. Sometimes the reinsurer is unable to pay, and other times the reinsurer may dispute our calculation of the amounts recoverable. As discussed in our SEC filings under the caption "Legal Proceedings," we are in disputes with various reinsurers concerning the recoverability of amounts that we believe to be recoverable under two reinsurance treaties. Although we believe the amounts that we report as recoverable are correct, we cannot guarantee that these amounts will ultimately be collected in their entirety. If the amounts recoverable under the relevant treaties are ultimately determined to be materially less than the amounts that we have reported as recoverable, we may incur a significant loss during the period in which such determination is made.

If Loss Reserves Prove to be Inadequate, Then We Would Incur a Charge to
Earnings

      We maintain reserves to cover our estimated ultimate liability for losses and related expenses with respect to reported and unreported claims incurred. To the extent that reserves prove to be inadequate in the future, we would have to increase our reserves and incur a charge to earnings in the period such reserves are increased, which could have a material adverse effect on our financial condition and results of operations. The establishment of appropriate reserves is an inherently uncertain process, and we can not be sure that ultimate losses and related expenses will not materially exceed our reserves. Reserves are estimates involving actuarial and statistical projections at a given time of what we expect to be the cost of the ultimate settlement and administration of claims based on facts and circumstances then known, estimates of future trends in claims severity and other variable factors such as inflation.

Substantial Sales of Our Common Stock by Our Large Stockholders Could Cause Our Stock Price to Fall

      We have a limited number of stockholders that hold a large portion of our common stock. To the extent any large stockholder, sells substantial amounts of our common stock in the public market, the market price of our common stock could fall.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Securities Exchange Commission allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934:

      (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed March 29, 2001;

      (b) Our current reports on Form 8-K filed April 9, 2001, March 5, 2001, January 31, 2001, and January 11, 2001, and our amended current report on Form 8-K/A filed September 12, 2000;

      (c) The description of our common stock set forth in our registration statement on Form 8-A, filed November 13, 1993, as supplemented by the rights registered on Form 8-A, filed June 21, 2000, as amended on July 13, 2000 and September 1, 2000.

We will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference). Such requests should be directed to John McCullough, Vice President - Associate General Counsel, Vesta Insurance Group, Inc., 3760 River Run Drive, Birmingham, Alabama 35243.



                                USE OF PROCEEDS

      For all shares allocated under the plan, we will receive the plan participants' cash contributions, and we will retain cash to which eligible agencies would otherwise be entitled under our profit sharing plan. We will use the proceeds for general corporate purposes.

              DESCRIPTION OF THE VESTA AGENTS STOCK INCENTIVE PLAN

      The following is a description in question and answer form of the provisions of the plan offered to eligible independent insurance agencies of Vesta and its affiliated insurance companies. The implementation of the plan was authorized by our board of directors on May 8, 2000.


PURPOSE AND ADVANTAGES OF THE PLAN

      1.     What is the purpose of the plan?

      The purpose of the plan is to compensate designated "eligible agencies" which consistently produce exceptional business (measured by volume and loss ratio) and to foster the common interests of Vesta and its agencies in achieving long-term profitable growth for the Vesta. To meet each of these goals, the plan is designed to provide eligible agencies with the opportunity to acquire shares of Vesta common stock in an economical and convenient way.

      2.     What are the advantages of the plan?

      Under the plan, an eligible agency, and its principals and key employees and their respective retirement plans, may acquire Vesta common stock at a 10% discount from the current market price, and without paying any brokerage commissions or service charges.

      Participants in the plan may also elect to have dividends automatically reinvested in Vesta common stock through the plan administrator, EquiServe, L.P.

      Participation in the plan is entirely voluntary and we give no advice regarding your decision to participate in the plan. However, if you decide to participate in this plan, an enrollment/purchase form and reply envelope are enclosed for your convenience.

      3. What are my rights with respect to shares held for my account under the plan?

      Some of the key aspects of purchases under the plan, and plan participants' rights with respect to shares so purchased, are:

      .    Participants purchase shares at a 10% discount to market;

      .    Participants do not pay any brokerage fees or commissions;

      . A plan participant may direct the voting of shares held in custody for its account;

      . Dividends paid on shares held in custody under the plan will be automatically reinvested in Vesta common stock, unless otherwise specified; and

      . A plan participant may sell shares held in custody under the plan after one year.
           --------------


ADMINISTRATION

      4.     Who administers the plan for participants?

      EquiServe, L.P. is the plan administrator and receives and holds shares of Vesta common stock purchased under the plan, keeps records, sends statements of account activity to participants and performs other related duties.

      5.     How do I contact the plan administrator?

      You may contact EquiServe by writing to:

             Vesta Agents Stock Incentive Plan
             c/o EquiServe, L.P.
             P.O. Box 2596
             Jersey City, NJ  07303-2596

      You may also telephone EquiServe toll free at 1-800-633-9394, 24 hours a day, seven days a week. Customer service representatives are available between the hours of 9:00 A.M. and 6:00 P.M. Eastern Time, Monday through Friday.

      6.     Who purchases and sells stock for the plan ?

      The plan administrator is authorized to purchase shares for participant accounts.

      7. What is the source of Vesta common stock purchased through the plan?

      The plan administrator may purchase common stock for the plan on the open market, in privately negotiated transactions or purchased directly from Vesta. Initially, we anticipate that the plan administrator will acquire shares of Vesta common stock from the Vesta Agents Stock Incentive Plan Trust, a grantor trust established for the purpose of holding shares of Vesta common stock in trust for delivery to the plan administrator for subsequent allocations to participant accounts under the plan. As of December 31, 2000, the Vesta Agents Stock Incentive Plan Trust held 750,000 shares of Vesta common stock for the benefit of participants in the plan.

      8. Where can I obtain additional information about the plan and its administrators?

      Additional information about the plan and its administrators may be obtained by contacting EquiServe at (800) 633-9394, or Steve Solomine or John McCullough at Vesta at (205) 970-7000.


ELIGIBILITY/ENROLLMENT

      9.     Who is eligible to enroll on the plan?

      Each year, Vesta will appoint a selection committee to review the productivity of each agency during the preceding calendar year. Based upon this review, the selection committee will declare certain agencies eligible to participate in the plan during the ensuing calendar. An agency's designation as an "eligible agency" under the plan shall be effective for the ensuing calendar year only. Generally speaking, the selection committee will not consider agencies that produce less than $100,000 in annual written premium.

      If the selection committee declares an agency eligible to participate in the plan, then up to ten (10) of the following "plan participants" per eligible agency may purchase shares of our common stock under the plan during the ensuing calendar year:

      .    The agency;

      . the principals, general partners, officers and stockholders of eligible agencies;

      . key employees of eligible agencies designated by the principals, general partners or officers of the agencies; and

      .    their individual retirement plans.

Eligible agencies are under no obligation to enroll in the plan or to purchase shares under the plan.

      10.    How may potential participants enroll in the plan?

      If an eligible agency wishes to participate in the plan, it must complete and sign the enrollment/purchase form and return it to us in the postage-paid envelope provided. If any principal, general partner, officer, stockholder, key employee, individual retirement account, Keogh plan or employee benefit plan of an eligible agency (i.e., "non-agency participants") wishes to participate in the plan, then they must also sign the enrollment/purchase form. Each participant must state on their enrollment/purchase form:

      .    their full names and addresses;

      .    their social security or taxpayer identification numbers;

      .    the dollar amount to be invested in our shares of common stock;

      . the method of payment (i.e., cash contributed or profit sharing deduction).

In addition, each participant must certify to us that they have received a copy of this prospectus and any prospectus supplements and a copy of our Annual Report.

      An eligible agency and any "non-agency" participants will become participants in the plan when they have received a copy of this prospectus, any applicable prospectus supplement or supplements, our most recent Annual Report and after we have received a properly completed enrollment/purchase form signed by them. Completed and signed enrollment/purchase forms must be sent to:

      Vesta Agents Stock Incentive Plan
      Attention: ______________________
      3760 River Run Drive
      Birmingham, Alabama 35243
      (205) ___________________________

      For your convenience, we will include a self-addressed return envelope in each quarterly mailing of enrollment/purchase forms or cash purchase forms. Forms must be received by Vesta at least fifteen (15) calendar days prior to the next scheduled purchase date to insure the purchase of shares under the plan on the next scheduled purchase date. If an enrollment/purchase form is not received by Vesta at least fifteen (15) days prior to the next scheduled purchase date, then any purchases authorized by the form will not be made until the next succeeding purchase date.

      11.    What does an enrollment/purchase form provide?

      The enrollment/purchase form essentially serves as a subscription by the participant to acquire Vesta common stock on the next purchase date under the terms and conditions of the plan. There is a place on the form for each agency to designate the amount to be deducted from its annual incentive commissions (which may be expressed as either a dollar amount or a percentage) and for each agency and other plan participants to designate the amount of additional cash they are contributing, in each case to be applied towards the purchase of Vesta common stock under the plan on the next purchase date. Each form will state when the next purchase date will occur and will be delivered to eligible agencies in advance of that purchase date.

      12.    When may an eligible agency enroll in the plan?

      An eligible agency may enroll in the plan at any time during the calendar year in which it is designated an eligible agency. An enrollment will be effective for the remainder of that calendar year.

PURCHASES UNDER THE PLAN

      13.    When may a plan participant make purchases under the plan?

      Once enrolled, a plan participant may purchase shares under the plan four times during the calendar year. These purchase dates generally coincide with our quarterly dividend payment dates, as determined by our board of directors, which are usually around the fifteenth day of March, June, September and December of each year. The enrollment/purchase form distributed in the first quarter will indicate when the first quarterly purchase date will occur. We will send additional cash purchase forms to each plan participant in each of the second, third and fourth quarters, in advance of the quarterly purchase dates, which will indicate when those quarterly purchase dates will occur.

      Typically, eligible agencies will be able to purchase shares by application of Incentive Commission Payments only on the initial enrollment/ purchase form, because we distribute annual incentive commission payments during the first quarter. Plan participants will be able to purchase shares on each of the second, third and fourth purchase dates only with cash contributions.

      14. How may a participant pay for shares to be purchased under the plan?

      An eligible agency may purchase shares of Vesta common stock under the plan by one or both of the following methods:

      .    Incentive Commission/Profit Sharing Method - An eligible agency may
           ------------------------------------------
           designate on the enrollment/purchase form that an amount of the incentive commission payments to which it would otherwise be entitled be applied toward the purchase of Vesta common stock under the plan. This amount may be expressed as either a dollar amount or a percentage. "Incentive commission payments" means those incentive commissions calculated for prior calculation periods using the incentive calculation formula set out in the incentive commission agreement between Vesta and the agency (or its equivalent).

      .    Cash Contributions - An eligible agency may also indicate on an
           ------------------
           enrollment/purchase form, and on the cash purchase forms distributed to plan participants in each of the second, third and fourth quarters, that it is contributing additional cash to be used to purchase shares of Vesta common stock under the plan.

      A "non-agency" participant may also purchase shares of Vesta common stock under the plan, but only by contributing cash.

      Enrollment/purchase forms and cash purchase forms will be mailed to participants each quarter in advance of the next scheduled purchase date, along with a self-addressed return envelope. These forms must be returned to Vesta along with checks totaling the amount of cash contributions indicated on the form. If an enrollment/purchase form or a cash purchase form is returned to Vesta without accompanying checks totaling the amount of cash contributions indicated on the form, then all checks will be returned to the relevant agency, and no shares will purchased on the relevant purchase date with cash.

      15. What is the price of shares of Vesta common stock purchased under the plan?

      The purchase price for each share of Vesta common stock allocated under the plan will be the average of the high and low sales prices of our common stock on the New York Stock Exchange on the purchase date, less a 10% discount.

      16.    When will shares be purchased for my account?

      Regardless of the method of payment, shares will be purchased for your account on the next purchase date indicated on the enrollment/purchase form or cash purchase form, provided such form is received by Vesta no later than fifteen (15) days prior to such purchase date. Forms not delivered in time will be considered authorization to purchase shares on the next quarterly purchase date.

      17. Will interest be paid on deposits to my account prior to investment?

      No. Interest will not be paid on any cash we receive, or any Incentive Commissions we retain, pending the purchase of shares.

      18. Can I request the purchase of a specific number of shares, a specific purchase price, or a specific purchase date?

      No.

      19. May an eligible agency change the method or amount of payment made under the plan?

      Yes and no. Plan participants may vary the amount of cash contributed toward the purchase of shares under the plan on each purchase form, which is submitted once a quarter. Because eligible agencies' incentive commissions are paid only once per year, there will be only one relevant purchase date on which these incentive commission payments could be applied toward the purchase of shares under the plan. Accordingly, an eligible agency may not change the amount of its incentive commission to be applied toward the purchase of Vesta common stock under the plan.

      20.    When and how will purchased shares be credited to my account?

      Shares will be credited to participant accounts promptly following the relevant purchase date.

      21.    Who will hold the shares purchased through the plan?

      Shares purchased through the plan are held in safekeeping in book-entry form on EquiServe's records. The number of shares (including fractional interests) held for each participant will be shown on each account statement.


TRANSFER OF PLAN SHARES

      22. Is there any restriction on transfer of shares purchased under the plan?

      Yes. Shares purchased under the plan on or after the date of this prospectus will be restricted for a period of one-year beginning, beginning on date of purchase. During this one-year restricted period, you cannot sell, transfer, pledge, assign or dispose of your shares in any way. During this period, your shares will be held in your account at EquiServe, but you will not be allowed to have share certificates issued to you. However, you will be able to vote your shares during this period and you will receive any dividends declared by our board of directors. You will own all of the shares in your account and none of your shares will be subject to forfeiture.

      23. After the restriction lapses, can I sell my shares through the plan?

      Yes. After the restricted period expires, shares held in your plan account can be sold on your behalf by either calling EquiServe directly at 1-800-633-9394 or by completing and submitting the tear-off portion of the account statement. Upon receipt of a request to sell some or all of your shares, EquiServe will cause your shares to be sold on the open market within five business days of receipt of your request and send you the proceeds, less a service charge of $10 and applicable brokerage commissions and fees. Proceeds are normally paid by check, which are distributed within three business days after the sale.

      You should be aware that the price of Vesta common stock may rise or fall during the period between a request for sale, its receipt by EquiServe and the ultimate sale on the open market. Instructions sent to EquiServe to sell shares are binding and may not be rescinded.

      24. Can I request the sale of my shares at a specific price or on a specific date?

      No.

      25.    Can I obtain a stock certificate for my book-entry shares?

      Yes. After the expiration of the one year restricted period, you may obtain a certificate (at no cost) for some or all of your whole shares at any time by simply requesting EquiServe to withdraw shares from your plan account. You may make such a request by:

      .    using the tear-off form attached to the account statement; or

      .    calling EquiServe at 1-800-633-9394; or

      Certificates are normally issued to participants within five business days after receipt of the request. Withdrawing shares from your account balance does not affect your dividend option (for example, dividends will continue to be reinvested on the shares remaining in your account, if previously elected on the enrollment form). No certificates will be issued for fractional shares of common stock; instead, the market value of any fractional shares will be paid in cash.


DIVIDENDS

      26. What are the options for reinvesting or receiving dividends paid on shares allocated to participant accounts?

      You may elect to either receive dividends on your shares of Vesta common stock in cash or reinvest those dividends in the purchase of additional shares. The options available to you are as follows:

      . Reinvest All Your Dividends. If you select this option, EquiServe will apply all of your dividends on Vesta common stock toward the purchase of more shares of Vesta common stock.

      . Reinvest None and Receive A Check For Dividends. If you select this option, dividends will not be reinvested. Instead, you will receive a check for all of your cash dividends.

      If no option is selected on the relevant form, we will assume you wish all dividends to be reinvested, and all dividends paid on book-entry plan shares will be fully reinvested in Vesta common stock. No interest will be paid on dividends held for reinvestment pending the purchase of shares.

      You may change your election at any time by either completing and submitting a new enrollment form to EquiServe, or by contacting EquiServe directly at 1-800-633-9394.

      27.    What is the price of shares purchased with reinvested dividends?

      The price per share for shares purchased from Vesta with dividends will be equal to the average of the high and low sale prices on the dividend payment date, as reported on the NYSE Composite Transactions as published by The Wall Street Journal. The price per share for shares purchase on the open market with dividends will be at market price on the date of purchase. In either event, the 10% discount will not be applied.
                  ---

      28.    When will shares be purchased?

      Dividends paid on shares held in a plan account will be reinvested promptly by the plan administrator. If shares are to be purchased on the open market, purchases may begin up to three business days before the dividend payment date and will generally be completed within thirty days after the dividend payment date, except where beginning at an earlier date or completion at a later date is advisable under applicable regulatory and securities laws.

OTHER RIGHTS OF PARTICIPANTS

      29.    Can I vote my plan shares?

      Yes. In connection with any meeting of Vesta stockholders, you will receive proxy materials, including a proxy card representing both the shares for which you hold physical certificates and the shares held in your plan account. Those shares will be voted as you indicate on the returned proxy card. Fractional shares will be voted. If you sign and return the proxy card and no voting instructions are given with respect to any item on the proxy card, all of your shares will be voted in accordance with the recommendations of Vesta's management. This is the same procedure that is followed for all other stockholders who return signed proxy cards and do not provide instructions. If you do not return the proxy card, or if you do not sign it, none of your shares will be voted.

      30.    What reports will I receive as a participant?

      EquiServe will deliver quarterly reports to each participant reflecting any transactions occurring during the preceding quarterly purchase cycle, as well as any dividends received and/or reinvested by the participant during that quarter. Vesta will also deliver to each participant all communications sent to every record holder of Vesta's common stock.

      Participants will also receive any required Internal Revenue Service information returns, such as:

      . IRS Form 1099 reflecting ordinary income in an amount equal to the difference between the price paid and the then fair market value of the Vesta common stock acquired under the plan;

      . IRS Form 1099-DIV showing total dividends paid on the participants' plan shares; and

      . IRS Form 1099-B showing the proceeds of any sale of a participants' plan shares.


WITHDRAWAL/CLOSING ACCOUNTS

      31. How and when may an eligible agency withdraw from the plan and close its account?

      A participant may withdraw from the plan at any time by giving written notice to Vesta of the participant's desire to do so, signed by the participant. Termination of agency status for any reason will be treated as an automatic withdrawal, subject to expiration of the one year restriction period discussed in question 22 above. If an agency withdraws from the plan, such agency may not re-enroll until the next calendar year, and then only if the participant selection committee declares it eligible to participate in the plan during that calendar year.

      32. What happens to any shares held in and amounts credited to a participant's account at the time of withdrawal?

      Subject to the one year restriction period discussed in question 22, promptly after the time of withdrawal, certificates representing the whole shares held for your account under the plan will be issued in the name of the participant, and any amount credited to a participant's account at the time of withdrawal will be refunded to the participant in cash without interest, paid by check. If the account is closed after noon Eastern Time on a dividend record date, your account will not be closed until after you receive the shares resulting from the dividend pending reinvestment.

      Alternatively, upon withdrawal from the plan, you may request that all shares held for your account be sold on the open market and a check be remitted to you for the proceeds for all full and fractional shares, less a service charge of $10 and applicable broker commissions and fees. If you select this option and your request is received after noon Eastern Time on a dividend record date, your account will not be closed until after you receive the shares resulting from the dividend pending reinvestment. See Question 23 and 24 for additional information on sales.

      33.    Can the plan administrator close my plan account?

      Yes. EquiServe may terminate your account if you do not own at least one whole share. If the book-entry share balance in a plan account is less than one whole share, EquiServe reserves the right to close the account. A check for the value of any fractional share (based on the then current market price) will be sent to the participant and your account will be closed.

      34.    Can the plan be terminated or changed?

      Yes. Vesta may suspend, modify or terminate the plan at any time. All participants will receive notice of any suspension, modification or termination. If the plan is terminated, certificates for whole shares held in your plan account will be issued and a cash payment (based on the then current market price) will be made for any fractional share.


OTHER INFORMATION

      35. What impact will a stock dividend or stock split have on my account?

      Any stock dividends or split shares distributed by Vesta on shares in a plan account will be added to the participant's account in book-entry form. You will receive a statement indicating the number of shares or dividends earned as a result of the transaction. In the event of a rights offering, you will receive rights based upon the total number of whole shares held for your account in book-entry form.

      36. What is the responsibility of Vesta and the plan administrator under the plan?

      Vesta and EquiServe, in administering the plan, will not be liable for any act performed in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to close a participant's account upon such participant's death prior to receipt of notice in writing of such death.

      You should recognize that neither Vesta nor EquiServe can assure you of a profit or protect you against a loss on shares purchased through the plan.

      37. Is it important I that notify the plan administrator of a change of address or update to other personal data?

      Yes. It is important that our records contain your most up-to-date personal data. Many state unclaimed property laws specify that if an account owner does not initiate "active contact" with an administrator or agent during any three-year period, the property in the account may be deemed "abandoned". For accounts that meet a state's definition of "abandoned", the administrator may be legally required to transfer the property in the account, including shares and dividends, to the state of the account's last known residence. To prevent this from occurring to a plan account, participants should vote their proxy each year or periodically contact the plan administrator and request their account be updated. Participants should also notify the plan administrator of any change of address.

      If you need to request a change of address or update other personal data, please call EquiServe at 1-800-633-9394 or write to them at the address listed in Question No. 5.

      38.    What are the tax implications of purchasing shares under the plan?

      The difference between the fair market value of the total number of shares of our common stock received by a participant on a date of purchase and the amount paid by the participant constitutes ordinary income to the participant and will be recognized by the participant at the time of purchase.

      Under the terms of the plan, if any agency participant was entitled to receive $15,000 in annual profit sharing distribution and elected to invest $10,000 of that amount in our common stock under the plan, the agency participant would receive $5,000 in cash, and $10,000 would be used to purchase our shares. If on the date of purchase the fair market value of our stock is $10, the participant's purchase price would be $9 per share (a 10% discount). We would purchase 1,111 shares ($10,000/$9) on the participant's behalf. As a result of this transaction the participant's taxable ordinary income would be: $15,000 (the amount of the annual profit sharing distribution), plus the participant would also incur ordinary income in the amount of $1,111, which is the difference between the fair market value of the number of shares purchased ($11,111)and the purchase price paid for the shares ($10,000). Similarly, if a participant elected to invest $10,000 in cash under the plan, the participant would receive 1,111 shares ($10,000/$9) of stock, and would incur ordinary income in the amount of $1,111.

      We believe that no income tax consequences will arise to the participants as a result of our payment of the costs of administration of the program. Except as described in this document, we believe there are no other federal income tax consequences to a participant resulting from purchases under the plan. Vesta will be allowed a deduction, equal to the amount of ordinary income recognized by the participant, in the tax year in which the participant includes the income. In certain circumstances, backup tax withholding will be required.

      The tax basis of any shares acquired pursuant to the plan will be their fair market value on the date the shares were purchased and the holding period applicable to the shares will commence on the purchase date.

      A participant will have dividend income upon the receipt of any dividends, whether or not reinvested through our dividend reinvestment plan. A participant will recognize gain or loss upon that participant's sale or exchange of the shares. The amount of the gain or loss will be equal to the difference between the sales price of the shares and the participant's tax basis in the shares.

      The program is not qualified under either Section 401(a) or Section 423 of the U.S. Internal Revenue Code and is not subject to ERISA.

EACH PARTICIPANT IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE PERSONAL TAX CONSEQUENCES OF PARTICIPATION IN THE PROGRAM.


                              PLAN OF DISTRIBUTION

      We are offering the shares held in the Vesta Agents Stock Incentive Plan Trust for allocation to eligible agencies and other "non-agency" participants in the Vesta Agents Stock Incentive Plan, as described in this prospectus or any prospectus supplement.


                             VALIDITY OF SECURITIES

      The validity of the Common stock offered hereby will be passed on by Donald W. Thornton, Senior Vice President and General Counsel to Vesta. As of December 31, 2000, Mr. Thornton was the beneficial owner of 131,085 shares of our Common stock.


                                    EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Securus Financial Corporation and Subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, incorporated in this prospectus by reference to the Current Report on Form 8-K/A of Vesta Insurance Group, Inc. dated September 12, 2000, have been so incorporated in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, that file electronically at http://www.sec.gov.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

      The estimated expenses of issuance and distribution, other than underwriting discounts and commissions, to be borne by Vesta are:

  Securities and Exchange Commission Registration Fee ........  $ 1,257
  Fees of Accountants ........................................    5,000
  Printing fees and expenses..................................    5,000
  Miscellaneous Expenses .....................................    5,000
                                                                -------

          Total...............................................  $16,257
                                                                =======

Item 15.  Indemnification of Directors and Offices

      Vesta is a Delaware corporation. Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action provided that the director or officer undertake to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

      A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where the officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of other rights to which an officer or director may be entitled under any corporation's bylaws, agreement or otherwise.

      Vesta's Certificate of Incorporation provides that no officer or director of Vesta will be personally liable to Vesta or its shareholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability (i) for any breach of the officer's or director's duty of loyalty to Vesta or shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the officer or director received an improper personal benefit.

      Vesta's Bylaws provide that each director and officer of Vesta, and each person serving at the request of Vesta as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise, who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, will be indemnified and held harmless to the fullest extent authorized by Delaware law against all expense, liability and loss reasonably incurred by such indemnitee in such action, suit or proceeding. Vesta's Bylaws also provide that Vesta may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Vesta or of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss.

      While Vesta's Certificate of Incorporation and Bylaws provide officers and directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, the Certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on an officer's or a director's breach of his or her duty of care.

Item 16.  Exhibits

      An index to Exhibits attached to this registration statement appears at page II-5 hereof.

Item 17.  Undertakings

(a)  Vesta hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Vesta hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Vesta's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Birmingham, State of Alabama, on April 12, 2001.


                                    VESTA INSURANCE GROUP, INC.


                                    By:  /s/  Norman W. Gayle, III
                                         -----------------------------------
                                         Norman W. Gayle, III
                                    Its: President


KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors of Vesta Insurance Group, Inc., a Delaware corporation, by his execution hereof or upon an identical counterpart hereof, does hereby constitute and appoint Norman W. Gayle III and Donald W. Thornton as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, to execute and sign any and all pre-effective and post-effective amendments to this Registration Statement and to file same, with all exhibits and schedules thereto and all other documents in connection therewith, with the Securities and Exchange Commission and with such state securities authorities as may be appropriate, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes of the undersigned might or could do in person, hereby ratifying and confirming all the acts of said attorneys-in-fact and agent or any of them which they may lawfully do in the premises or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 25, 2001.


         SIGNATURE                                    TITLE


/s/ Norman W. Gayle, III                  President (Principal Executive
---------------------------------         Officer), Director
      Norman W. Gayle, III

/s/ James E. Tait                         Chairman of the Board of Directors
---------------------------------
          James E. Tait

/s/ William P. Cronin                     Chief Financial Officer
---------------------------------         (Principal Financial Officer)
        William P. Cronin

/s/ Hopson B. Nance                       Controller (Principal Accounting
---------------------------------         Officer)
         Hopson B. Nance

/s/ Robert B. D. Batlivala                Director
---------------------------------
      Robert B. D. Batlivala

/s/ Walter M. Beale, Jr.                  Director
---------------------------------
       Walter M. Beale, Jr.

/s/ Ehney A. Camp, III                    Director
---------------------------------
        Ehney A. Camp, III

         SIGNATURE                                    TITLE


/s/ Alan S. Farrior                       Director
---------------------------------
         Alan S. Farrior

/s/ Clifford F. Palmer                    Director
---------------------------------
        Clifford F. Palmer

/s/ Stephen R. Windom                     Director
---------------------------------
        Stephen R. Windom

                         INDEX TO EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION OF EXHIBIT
-------        ----------------------

4.1 Indenture between Vesta and Southtrust Bank of Alabama, National Association, dated as of July 19, 1995 (filed as an exhibit to Vesta's Form 10-K for the year ended December 31, 1995, filed on March 28, 1996 and incorporated herein by reference (File No. 1-12338))

4.2 Supplemental Indenture between Vesta and Southtrust Bank of Alabama, National Association, dated July 19, 1995 (filed as an exhibit to Vesta's Form 10-K for the year ended December 31, 1995, filed on March 28, 1996 and incorporated herein by reference (File No. 1-12338))

4.3 Indenture dated as of January 31, 1997, between Vesta and First Union National Bank of North Carolina, as trustee (filed as an exhibit to Vesta's Form 10-Q for the quarter ended March 31, 1997, filed on May 13, 1997 and incorporated herein by reference (File No. 1-12338))

4.4 Amended and Restated Declaration of Trust, dated as of January 31, 1997, of Vesta Capital Trust I (filed as an exhibit to Vesta's Form 10-Q for the quarter ended March 31, 1997, filed on May 13, 1997 and incorporated herein by reference (File No. 1-12338))

4.5 Capital Securities Guarantee Agreement, dated as of January 31, 1997, between Vesta and First Union National Bank of North Carolina, as trustee (filed as an exhibit to Vesta's Form 10-Q for the quarter ended March 31, 1997, filed on May 13, 1997 and incorporated by reference (File No. 1-12338))

4.6            Form of Enrollment/Purchase Form

4.7            Form of Cash Purchase Form

5              Opinion regarding validity of the shares.

23.1           Consent of PricewaterhouseCoopers LLP

23.2           Consent of Grant Thornton LLP